UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

TeleCommunication Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-30821	52-1526369
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

275 West Street, Annapolis, Maryland		21401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410/263-7616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2011, Clyde A. Heintzelman notified TeleCommunication Systems, Inc. ("TCS") of his decision not to stand for re-election to the Board of Directors of TCS (the "Board") effective immediately prior to the TCS 2011 annual meeting of stockholders. Mr. Heintzelman’s retirement from the Board is not due to any disagreement with TCS or the Board.

On January 31, 2011, the Board appointed Mr. Jon B. Kutler to the Board. The Board determined that Mr. Kutler satisfied the independence standards under the U.S. federal securities laws and the NASDAQ listing standards. Mr. Kutler was appointed to serve on the Audit Committee of the Board. As previously disclosed, Mr. Kutler’s appointment to the Board is pursuant to the acquisition of privately-held Trident Space & Defense LLC ("Trident"), a leading provider of engineering and electronic solutions for global space and defense markets based in Torrance, California by TCS. Trident was owned by the private equity firm, Admiralty Partners, Inc. and certain of its affiliates. Consideration for the acquisition was approximately $17 million in cash and three million shares of TCS Class A common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeleCommunication Systems, Inc.

February 2, 2011	By:	/s/ Bruce A. White

Name: Bruce A. White
Title: Secretary